EXHIBIT 10.28
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is made and entered into by and between Stefan M. Lemperle, M.D., a resident of the State of California (“Dr. Lemperle”), and Artes Medical, Inc., a Delaware corporation (the “Company”), and inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, agents, attorneys, employees and assigns.
RECITALS
     A. The Company’s Board of Directors (the “Board”) removed Dr. Lemperle as the Company’s Chief Executive Officer on October 26, 2006.
     B. Dr. Lemperle has agreed to resign from the Board and as an employee of the Company as of November 17, 2006 (the “Resignation Date”).
     C. Dr. Lemperle and the Company wish permanently to resolve any and all disputes arising out of the cessation of Dr. Lemperle’s service to the Company as an officer, director and employee.
AGREEMENT
     THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between Dr. Lemperle, on the one hand, and the Company, on the other, as follows:
     1. Resignation.
          1.1 Dr. Lemperle hereby acknowledges his removal as the Company’s Chief Executive Officer on October 26, 2006, and hereby irrevocably resigns as (a) an employee of the Company and (b) a director of the Board, each to be effective as of the Resignation Date.
          1.2 Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement and subject to the disclosure requirements applicable to the Company under the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”), the Company agrees to prepare and issue a press release (both in the U.S. and internationally) regarding Dr. Lemperle’s services to the Company and his resignation from the Board and as an employee of the Company that is acceptable to the Company, Dr. Lemperle and the underwriters currently participating in the Company’s proposed initial public offering. The form of the press release is attached hereto as Exhibit A.
     2. Wages, Vacation Time, Expenses. Dr. Lemperle hereby agrees that the Company has paid him all of his wages and all of his accrued and unused vacation time through the Resignation Date (less federal and state withholding and other applicable taxes), and has been reimbursed by the Company for all reimbursable business expenses incurred by him through the Resignation Date. Dr. Lemperle and the Company agree that he had accrued and unused vacation time of 240 hours as of the Resignation Date.
     3. Severance Payments.
          3.1 Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement, the Company agrees to pay Dr. Lemperle a severance payment of $81,250.00 (minus federal and state withholding and other applicable taxes) in lieu of any bonus related to fiscal years 2005 and 2006, payable on the Effective Date. Other than this severance payment in Section 3.1, Dr. Lemperle agrees that he is not entitled to any bonus or other compensation payments from the Company for his services through the Resignation Date.
          3.2 Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement, the Company agrees to pay to Dr. Lemperle the amount of $25,000.00 per month (minus federal and state withholding and other applicable taxes) commencing on the one month anniversary of the Effective Date and continuing on each of the next eleven monthly anniversaries of the Effective Date thereafter.
          3.3 Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement and contingent upon the Company completing a Qualifying Transaction (as defined below) prior to March 31, 2007, the Company agrees to pay to Dr. Lemperle an amount of $650,000 (minus federal and state withholding and other applicable taxes) payable as follows: $250,000 on the Effective Date and $400,000 within ten (10) business days of the closing date of the Qualifying Transaction. For purposes of this Agreement, a “Qualifying Transaction” shall mean (a) an initial public offering of the Company’s Common Stock through a firm commitment underwritten offering in which the Company raises gross proceeds of at least $40 million (an “IPO”); (b) any other transaction or series of related financing transactions after the Effective Date in which the Company raises gross proceeds of at least $40 million (whether by sale of debt, equity or a combination thereof); (c) any sale of fifty percent (50%) or more of the Company’s voting securities for a gross aggregate consideration of at least $40 million (whether paid in cash, equity or otherwise); (d) any sale of all or substantially all of the Company’s assets for a gross aggregate consideration of at least $40 million (whether paid in cash, equity or otherwise); or (e) any merger, consolidation or other combination of the Company with or into another entity, in which the Company’s stockholders receive an aggregate gross consideration of at least $40 million (whether paid in cash, equity or otherwise).
          3.4 Termination of Severance Obligations. The Company’s obligations under Sections 3.1, 3.2 and 3.3 shall immediately terminate upon a determination by the Company’s Board of Directors that Dr. Lemperle has materially breached any term of this Agreement, including the covenants set forth in Section 4 below. The Company will promptly provide Dr. Lemperle with written notice of its determination, and if Dr. Lemperle disagrees with the Board’s determination, Dr. Lemperle can appeal such determination by arbitration in accordance with Section 32 below.

          3.5 Non-Exclusive Remedy. The Company’s remedy to terminate its severance obligations under Sections 3.1, 3.2 and 3.3 pursuant to Section 3.4 is not the Company’s exclusive remedy, and shall not limit any rights or remedies which may otherwise be available to the Company at law or in equity, including the Company’s right to seek damages from Dr. Lemperle for any breach of his covenants and obligations to the Company, whether arising under this Agreement, or any other agreement between the Company and Dr. Lemperle.
     4. Covenants. Dr. Lemperle agrees and covenants as follows:
          4.1 Not to make any voluntary statements, written or verbal, or cause or encourage others to make any statements that reference the Company, its products, proprietary information or intellectual property without the prior written consent of the President of the Company if such statements would lead a reasonable person to conclude that Dr. Lemperle currently is affiliated with the Company, or an agent or representative of the Company. This provision shall apply to scientific publications, articles and papers, oral and written presentations at conferences or symposia, or any other public dissemination of information that references the Company, its business, products, patents, trademarks or any other intellectual or proprietary information of the Company, all of which shall be submitted to the President for review and written approval prior to any such publication or presentation.
          4.2 Reasonably assist and cooperate with the Company, and the Company’s agents, in completing an audit of all past issuances of securities by the Company and evaluating and resolving all potential claims related to rights to receive or ownership of the Company’s securities, which shall include, but is not limited to, (A) providing the Company with full and timely disclosure and with access to all available information related to the past issuances of the Company’s securities and potential claims by third parties related to their rights to receive or ownership of the Company’s securities (including claims by actual and potential investors, finders, placement agents, brokers, consultants, employees and directors), (B) assist the Company in resolving any potential claims and disputes related to same; and (C) assist in preparing and execute, under penalty of perjury, a disclosure report for the Company’s Audit Committee, which contains representations and warranties by Dr. Lemperle, regarding the Company’s past issuances of securities and potential claims related to the rights of third parties to receive or their ownership of the Company’s securities.
          4.3 Reasonably assist and cooperate with the Company, and the Company’s agents, in responding to any questions or issues related to the Company and/or its officers, directors, employees and consultants during the time Dr. Lemperle was employed by the Company (including any questions or issues related to the actions of Professor Gottfried Lemperle) raised by the U.S. Securities and Exchange Commission, the Company’s auditors, the Company’s Board of Directors or any committee thereof, the Company’s investment bankers, the Company’s legal counsel, or any other federal, state or foreign regulatory body.
          4.4 Assist and cooperate fully with the Company, and the Company’s agents, in sending written requests (in the form prepared by the Company) in order to obtain the necessary stockholder approvals for matters the Board has determined are necessary to comply with federal, state or foreign securities laws or would otherwise help facilitate the Company’s IPO or any financings or transactions to raise funds to support the Company’s operations through

December 31, 2007, which shall include voting (and instructing Creative Microspheres, Inc. to vote) all then outstanding Securities (as defined below) in favor of such matters or actions. Dr. Lemperle agrees not to take any actions or make any communications to the Company’s stockholders that are contrary to or inconsistent with the purposes of any written requests Dr. Lemperle sends to the Company’s stockholders pursuant to this Section 4.4.
          4.5 Reasonably assist and cooperate with the Company, and the Company’s agents, in responding to any questions or issues raised by the U.S. FDA or any similar foreign regulatory body; and not to take any action that may potentially cause the Company or the Company’s clinical investigators, Scientific Advisory Board members or customers to be in violation of the the FDA’s rules and regulations or the rules and regulations of any other federal, state or foreign regulatory agency that has or may have in the future jurisdiction over the Company or its products.
          4.6 Reasonably assist and cooperate with the Company, and the Company’s agents, in resolving the outstanding dispute between the Company and Melvin Ehrlich regarding Mr. Ehrlich’s warrant dated January 18, 2004.
          4.7 Reasonably assist and cooperate with the Company, and the Company’s agents, in resolving the outstanding claims against the Company, and its officers and directors, arising out of the Company’s termination of the employment of William von Brendel, Harald Schreiber and Michael Salazar.
          4.8 Reasonably assist and cooperate with the Company, and the Company’s agents, in perfecting the Company’s interest in and protecting the Company’s rights to the intellectual property covered by the Intellectual Property Agreements (as defined below). Assist and cooperate fully with the Company, and the Company’s agents, in maintaining the Company’s patent protection for ArteFill and the Company’s future products under development, including, but not limited to, (A) preventing third parties from successfully challenging the validity or enforceability of, or infringing, U.S. Patent No. 5,344,452 (the “452 Patent”) or the Company’s other intellectual property rights, (B) obtaining an extension of the term of the 452 Patent from the U.S. PTO and (C) enforcing the Company’s patent and other intellectual property rights against third parties. Dr. Lemperle shall not take any action or make any statements that challenge the validity of the 452 Patent or any of the Company’s other intellectual property rights.
          4.9 Assist and cooperate with the Company, and its agents, in completing a transaction with SpineOvations, Inc., including the necessary assignment of intellectual property rights.
          4.10 Reasonably assist and cooperate with the Company, and its agents, in enforcing its rights and protecting the Company’s interests in the agreements the Company has previously entered into with Gottfried Lemperle, Martin Lemperle, FormMed BioMedicals AG and MediPlant GmbH Biomaterials & Medical Devices (which shall specifically include all agreements with their former parents, subsidiaries, related entities, officers, directors, stockholders and agents). A copy of each of the Company’s Termination and General Release, dated May 11, 2006, and Separation Agreement, dated March 16, 2006, with Gottfried Lemperle is attached hereto as Exhibits B and C, respectively.

          4.11 Reasonably assist and cooperate with the Company, and its agents, in any lawsuit or proceeding filed against the Company (and any other third party) arising out of or relating to events that occurred during the period prior to the Resignation Date, subject to Dr. Lemperle’s rights under the United States Constitution.
          4.12 Reasonably assist and cooperate with the Company, and its agents, in obtaining signed lock up agreements from the Company’s stockholders as required by the underwriters in the Company’s planned IPO. Upon request by the Company, Dr. Lemperle agrees to send written requests (in the form prepared by the Company) to those stockholders identified by the Company and encourage such stockholders to promptly sign and return to the Company the requested lock-up agreements. Dr. Lemperle will inform such stockholders in writing that he has resigned from the Company, and that he fully supports the Company’s planned IPO and recommends that the stockholders promptly return executed lock-up agreements to the Company. Dr. Lemperle further agrees not to take any actions that would violate the rules and regulations promulgated by the SEC or that may otherwise impede the Company’s planned IPO (e.g., violations of the SEC’s quiet period). Dr. Lemperle agrees not to take any actions or make any communications to the Company’s stockholders that are contrary to or inconsistent with the purposes of any written requests Dr. Lemperle sends to the Company’s stockholders pursuant to this Section 4.12.
          4.13 Promptly notify the Company in writing if he is contemplating an affiliation of any sort with any other person, corporation, firm, partnership or other entity that competes in any line of business engaged in or that may be engaged in by the Company based on its intellectual property rights, including, but not limited to, SpineOvations, Inc.
          4.14 Dr. Lemperle covenants not to solicit votes or encourage other stockholders of the Company to take actions or to vote their shares of stock against or in a manner contrary to the actions or matters recommended to the Company’s stockholders for approval by a majority of the Board, for a period of thirty-six (36) months from the Resignation Date.
          4.15 None of the covenants in this Section 4 require Dr. Lemperle to investigate independently any actions or any conduct of third parties.
          4.16 If, in carrying out his obligations under this Section 4, Dr. Lemperle incurs out-of-pocket expenses, the Company shall reimburse Dr. Lemperle for such out-of-pocket expenses; provided all such expenses must be pre-approved by the Company and the Company’s payment is contingent on Dr. Lemperle providing the Company with invoices for such expenses, supported by reasonable documentation.
     5. Equity Holdings and Form S-1 Disclosure.
          5.1 Stock. Dr. Lemperle hereby acknowledges that he individually holds 100,000 shares of Common Stock and that he beneficially owns through Creative Microspheres, Inc. 1,042,507 shares of Common Stock , 771,836 shares Series C-1 Preferred Stock and 42,338 shares of Series D Preferred Stock (collectively, the “Stock”).

          5.2 Options. In addition, the Company has granted Dr. Lemperle the following options (the “Stock Options”) to purchase the indicated shares of Common Stock at the indicated exercise price in the table below.

Option Grant	Number of	Per Share
Date	Shares	Exercise Price
Nov. 16, 2001	300,000	$0.35
June 30, 2006	200,000	$1.85
Total:	500,000
          5.3 Warrants. In addition, Dr. Lemperle holds a warrant to purchase 20,000 shares of Common Stock at an exercise price of $1.25 per share and beneficially owns a warrant through Creative Microspheres, Inc. to purchase 743,005 shares of Series C-1 Preferred Stock at an exercise price of $1.00 per share (collectively, the “Warrants”). In June 2006, Dr. Lemperle and Creative Microspheres, Inc. each agreed to amend their respective Warrants to extend the termination date of the Warrants beyond the closing date of the Company’s IPO, in exchange for eliminating their ability to exercise the Warrants through the cashless exercise provisions of the Warrants. A copy of each of the amendments to the Warrants is attached hereto as Exhibit D. Dr. Lemperle and Creative Microspheres, Inc. each acknowledge that they must exercise their warrant shares in accordance with the terms and conditions of their respective Warrants, as amended. Dr. Lemperle and Creative Microspheres, Inc. each acknowledge that they have read their respective Warrants and the warrant amendments..
          5.4 Acknowledgement. Dr. Lemperle acknowledges and agrees that the Stock listed in Section 5.1, the Stock Options to acquire shares of Common Stock listed in Section 5.2 and Warrants to purchase shares of Common Stock and Series C-1 Preferred Stock listed in Section 5.3 sets forth Dr. Lemperle’s and Creative Micospheres, Inc.’s, including Dr. Lemperle’s and Creative Microspheres, Inc.’s respective spouses, executors, administrators, stockholders, assigns, and successors, entire interest in or right to acquire the capital stock of the Company (or rights or other securities exercisable or convertible into the capital stock of the Company), and that neither he nor Creative Microspheres, Inc. nor their respective spouses, executors, administrators, stockholders, assigns and successors have any right to acquire or purchase any additional shares of capital stock or rights or other securities exercisable or convertible for capital stock (collectively, the “Securities”).
          5.5 Amendment of Stock Options. Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement, the Company agrees to amend the terms of the Stock Options to provide that:
               (i) all unvested option shares under the Stock Options shall immediately vest on the Effective Date.

               (ii) Dr. Lemperle will have three hundred sixty five (365) days from the Effective Date in which to exercise all or a portion of the Stock Options.
     Dr. Lemperle acknowledges and agrees that the extension of the period in which he may exercise his vested Stock Options from ninety (90) to three hundred sixty five (365) days will have the effect of automatically converting any of the Stock Options that are currently Incentive Stock Options (“ISO”) to Non-Qualified Stock Options (“NSO”). Dr. Lemperle further acknowledges that ISOs and NSOs are treated differently under the tax laws. For example, upon the exercise of a Stock Option following its conversion to an NSO, Dr. Lemperle will recognize immediate taxable income in an amount equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the aggregate exercise price paid for those shares. This income will be subject to federal and state income and employment tax withholding, even though Dr. Lemperle is not an employee of the Company at the time of exercise. As a result, when Dr. Lemperle elects to exercise any of Stock Option converted to an NSO, he will be required to deliver a check to the Company not only for the exercise price of the purchased shares but also for the applicable withholding taxes.
     Dr. Lemperle acknowledges that he is solely responsible for seeking his own legal and tax advice on such matters. Dr. Lemperle further acknowledges that he must exercise his vested options in accordance with the terms and conditions of the agreements evidencing his Stock Options, as specifically amended herein. Dr. Lemperle acknowledges that he has read the documents evidencing his Stock Options.
          5.6 Lock-Up Agreements.
               (i) Lock-Up in Connection with Registration. In connection with an initial public offering of the Company’s common stock or the Company’s registration of its stock with the SEC (including pursuant to Form 10 or Form 10-SB), Dr. Lemperle and Creative Microspheres, Inc. hereby agree not to (A) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for the Company’s Common Stock (including the Securities) or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise without the prior written consent of the Company or the underwriters in an underwritten offering, as the case may be, for a period of 180 days from the effective date of such registration statement filed with the SEC.
               (ii) Volume Restrictions. In addition to any other restrictions and limitations on the transfer of the Securities under applicable federal and state securities laws and the other agreements to which Dr. Lemperle and Creative Microspheres, Inc. are bound (including Sections 7 and 8 below), for a period of twelve (12) months after the Effective Date, Dr. Lemperle and Creative Microspheres each agree that each sale of the Securities (which shall include any offer, pledge, contract to sell, any option, right or warrant to sell, lend, or otherwise transfer or dispose of, directly or indirectly, any of the economic consequences of ownership of the Securities) shall be made in compliance with the volume restrictions applicable to an “affiliate” of the Company under Rule 144 of the Securities Exchange Act of 1933, as amended.
               (iii) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Securities. Further, the Company is not required to recognize or complete any transfers on its stock ledger that do not comply with the restrictions set forth in this Section 5.6.
               (iv) Transferees and Pledgees Bound. In addition to the other transfer restrictions set forth in this Section 5.6, Dr. Lemperle and Creative Microspheres, Inc. each agree that they will not transfer or pledge the Securities unless each transferee and pledgee agrees with the Company in writing to be bound by all of the provisions of this Section 5.6.
     6. Representations and Warranties by Dr. Lemperle. Dr. Lemperle hereby represents and warrants to the Company that to the best of his knowledge the statements in Amendment No. 3 to the Company’s Registration Statement on Form S-1 (No. 333-134086), filed with the SEC on November 7, 2006 (the “Registration Statement”), regarding Dr. Lemperle’s, Gottfried Lemperle’s, Martin Lemperle’s, Creative Micospheres, Inc.’s, FormMed BioMedicals AG’s and MediPlant GmbH Biomaterials & Medical Devices’ agreements and transactions with the Company and each of these party’s respective stock, warrant and option ownership in the Company are true and correct in all material respects. He further represents and warrants that to the best of his knowledge the Registration Statement and the Company’s PMA for ArteFill as amended by Amendment No. 34 filed by the Company with the FDA, as of the date of this Agreement, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     7. Voting Agreement. In exchange for the promises and covenants made by the Company under this Agreement, Dr. Lemperle agrees to deliver an executed copy of the Voting Agreement attached hereto as Exhibit E related to the Securities.
     8. IPO Lock-Up Agreements. Dr. Lemperle and Creative Microspheres, Inc. shall execute the lock-up agreement required by the Company’s underwriters in the proposed IPO, a copy of which is attached hereto as Exhibit F (the “IPO Lock-Up Agreements”). Dr. Lemperle agrees to obtain and provide to the Company IPO Lock-Up Agreements executed by Gottfried Lemperle and Martin Lemperle. Dr. Lemperle agrees to promptly send a written request (in the form prepared by the Company) to those stockholders identified by the Company on Schedule A and to encourage such stockholders to promptly sign and return to the Company the requested lock-up agreements. Dr. Lemperle will inform such stockholders in writing that he has resigned from the Company, and that he fully supports the Company’s planned IPO and recommends that the stockholders promptly return executed lock-up agreements to the Company. Dr. Lemperle agrees not to take any actions or make any communications to the Company’s stockholders that are contrary to or inconsistent with the purposes of any written requests Dr. Lemperle sends to the Company’s stockholders pursuant to this Section 8.
     9. Issuance of Common Stock. On September 15, 2004, the Company granted Dr. Lemperle an option to purchase 500,000 shares of Common Stock at an exercise price of $1.00 per share, which option has expired pursuant to its terms. On November 6, 2006, the Company filed a demand for arbitration with the American Arbitration Association against Melvin Ehrlich, who served as our President and Chief Operating Officer from January 15, 2004 through April 5, 2004. In the arbitration, the Company is seeking declaratory relief regarding the number of shares of common stock Mr. Ehrlich is entitled to purchase under a warrant issued to him in connection with his employment agreement (the “Ehrlich Warrant”). The Company contends Mr. Ehrlich is entitled to purchase 110,800 shares under the Ehrlich Warrant. Mr. Ehrlich contends that he is entitled to purchase up to 2,000,000 shares of common stock under the Ehrlich Warrant, contingent upon the Company’s satisfaction of certain milestones (the “Ehrlich Claim”). No later than five (5) business days after the date the Ehrlich Claim is finally settled or resolved (the “Resolution Date”), the Company agrees to issue Dr. Lemperle a warrant (the “Lemperle Warrant”) to purchase that number of shares of common stock of the Company determined by the following formula:

X	=	(610,800 shares(FMV — $1.00 per share)) — A

FMV
     Where:
          X = the number of shares of Common Stock exercisable, if any, under the Lemperle Warrant.
          FMV = the fair market value of the Company’s Common Stock on the Resolution Date, which shall be determined as follows: if the Company’s Common Stock is traded on a securities exchange or listed on the Nasdaq Stock Market, the FMV shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the Resolution Date; if the Company’s Common Stock is actively traded over-the-counter, the FMV shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the Resolution Date; and if there is no active public market for the Company’s Common Stock, the FMV shall be the fair market value thereof, as determined in good faith by the Board.
          A = the aggregate consideration, if any, paid or payable by the Company to Mr. Ehrlich to finally resolve or settle the Ehrlich Claim (including cash, stock, rights to purchase stock or other consideration). If the Company issues Mr. Ehrlich any shares of Common Stock or the right to purchase shares of Common Stock, the value of such shares or right to purchase shares shall be calculated by multiplying the number of shares issued or issuable by the Company to Mr. Ehrlich by the FMV and then subtracting from this amount the aggregate purchase or exercise price payable by Mr. Ehrlich for such shares.
     The Lemperle Warrant will be exercisable for a period of twelve (12) months from the issue date and have an exercise price of $1.00 per share. The Company agrees to use commercially reasonable efforts to minimize any cash, stock or other consideration paid to Mr. Ehrlich in connection with the Ehrlich Claim and to resolve the Ehrlich Claim within eighteen (18) months of the Resignation Date. The Company agrees to keep Dr. Lemperle and any counsel retained by Dr. Lemperle appraised of their discussions with Mr. Ehrlich. The shares of

Common Stock and exercise prices set forth in this Section 9 shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations or other recapitalizations (i.e., if the Company completes a reverse stock split after the Resignation Date, the share numbers shall be appropriately reduced and the exercise prices shall be appropriately increased). Pursuant to Section 20 of this Agreement, the Company’s obligations under this Section 9 shall be a binding obligation on any successors or assigns of the Company, including the surviving entity following any Qualifying Transaction.
     If the Resolution Date does not occur within eighteen (18) months of the Resignation Date, the Company shall issue Dr. Lemperle the Lemperle Warrant based on the above formula, with the exception that “A” shall be the aggregate consideration, if any, last offered by the Company to Mr. Ehrlich in writing to resolve or settle the Ehrlich Claim (including cash, stock, rights to purchase stock or other consideration).
     10. Health Benefits. Dr. Lemperle acknowledges that he has been provided with forms by which he may maintain his participation in the Company’s group health insurance plan pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). In exchange for the general release given and the other promises and covenants made by Dr. Lemperle under this Agreement, and contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement, the Company agrees that if Dr. Lemperle timely elects to continue his participation in the Company’s group health insurance plans pursuant to COBRA, then the Company shall pay the COBRA premium(s) on Dr. Lemperle’s behalf for a period of twelve (12) months commencing on the Resignation Date (the “COBRA Period”); provided Dr. Lemperle does not otherwise become eligible to participate in another employer’s group insurance plan. If Dr. Lemperle desires to continue his participation beyond the end of the COBRA Period, and is eligible to continue his participation pursuant to COBRA, he understands and agrees that he shall be fully responsible for making the necessary premium payments in order to continue such coverage. Nothing herein shall be deemed to permit Dr. Lemperle to continue participating in any life insurance, long-term disability benefits, or accidental death and dismemberment plans maintained by the Company after the Resignation Date. Nothing herein shall limit the right of the Company to change the provider and/or the terms of its group health insurance plans at any time hereafter. Dr. Lemperle hereby acknowledges that he has no dependents eligible for participation in the COBRA benefits offered under this Section 10.
     11. Contractual Obligations
          11.1 Existing Agreements. Dr. Lemperle acknowledges that he is a party to and remains bound by the terms and conditions of those certain Confidentiality Agreements and Employee/Officer/Consultant Invention Agreements by and between the Company and him, dated January 18, 2005 and August 23, 2005, and attached hereto as Exhibit G, and the terms and conditions of the agreements related to the Company’s intellectual property (including patent applications) and Dr. Lemperle’s assignments of his intellectual property rights to the Company (collectively, the “Intellectual Property Agreements”).

          11.2 Scope of Existing Agreements. Dr. Lemperle hereby acknowledges and agrees that the Intellectual Property Agreements cover the entire period from his first employment with the Company through the Resignation Date. For purposes of clarity, Dr. Lemperle acknowledges and agrees that through the Intellectual Property Agreements he has assigned to the Company all Proprietary Information (as defined below) and Inventions (as defined below) that he has made, conceived, reduced to practice or developed (in whole or in part, either alone or jointly with others) during the time he provided services to the Company, and that such Proprietary Information and Inventions shall be the sole property of the Company to the maximum extent permitted by law. Although this assignment of Inventions shall not apply to any assignment prohibited by California Labor Code Section 2870, Dr. Lemperle represents that he has no ownership or licensed rights to any Inventions or improvements at the time of signing this Agreement that he believes are not covered by the Intellectual Property Agreements. For purposes of this Agreement, “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to medical devices, product designs, compounds, formulae, injection techniques, configurations, toolings, documentation, recorded data, schematics, source code, object code, master works, algorithms, flow charts, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property, including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally. For purposes of this Agreement, “Inventions” includes all improvements, inventions, discoveries, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable. At all times after the Resignation Date, Dr. Lemperle agrees that he will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company.
          11.3 Further Assurances. Dr. Lemperle agrees to perform, after the Resignation Date, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents (including the 452 Patent), copyrights or other rights on any inventions covered by the Intellectual Property Agreements. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Dr. Lemperle hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorney-in-fact to act for and on his behalf and instead of Dr. Lemperle, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights covered by the Intellectual Property Agreements with the same legal force and effect as if executed by him.
          11.4 Remedies. Dr. Lemperle understands and agrees that the Intellectual Property Agreements, his agreements and covenants under this Section 11, and his duties thereunder and hereunder, survive the termination of his employment with the Company, and will survive the expiration or termination of this Agreement. Dr. Lemperle acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Intellectual Property Agreements would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. Dr. Lemperle expressly agrees that the covenants set forth in this Section 11 are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of confidential information to competitors of the Company. Dr. Lemperle also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of the provisions of this Section 11 by Dr. Lemperle, and that injunctive relief against Dr. Lemperle is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
     12. Non-Interference and Non-Solicitation. For one (1) year immediately following the last severance payment made by the Company to Dr. Lemperle pursuant to Section 3.2 above, Dr. Lemperle agrees not to interfere with the business of the Company, including, but not limited to, taking any actions to solicit, induce, or otherwise cause (i) any employee or consultant of the Company to terminate his or her employment or engagement with the Company, or to reduce his or her time commitment or scope of services provided to the Company, or (ii) any customer or client of the Company to purchase or obtain the products or services of any firm or business organization which offers a product that competes with one of the Company’s products. The foregoing restrictions shall apply to Dr. Lemperle regardless of whether he is acting directly or indirectly, alone or in concert with others. Dr. Lemperle understands and agrees that he cannot and will not do indirectly that which he cannot do directly.
     13. Nondisparagement.
          13.1 Nondisparagement by Dr. Lemperle. Dr. Lemperle agrees that he will not (directly or indirectly) make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company or the Company Releasees (as defined in Section 14.1 below). Dr. Lemperle further agrees to comply in all respects with the nondisparagement provisions set forth in the Settlement and License Agreement, dated October 31, 2005, among the Company, BioForm Medical, Inc., BioForm Medical Europe B.V. and Dr. Martin Lemperle.
          13.2 Nondisparagement by the Company. The Company agrees that it will not (directly or indirectly) make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of Dr. Lemperle; provided, however, that Dr. Lemperle hereby acknowledges and agrees that any statements, written or verbal, made pursuant to or for purposes of complying with the rules and regulations of the SEC, the FDA or any other federal, state or foreign governmental or regulatory agency shall not be deemed to be a breach of this Section 13.2.
          13.3 Company Website. Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement and contingent upon the Company completing a Qualifying Transaction by March 31, 2007, the Company agrees to add and to maintain a founders page to its U.S. and international websites (to be located under the

“Company” tab on the home page of the website, and placed just below the heading “Board of Directors” and just above the heading “Careers”) within ten (10) business days of the closing of the Qualifying Transaction which will include the curriculum vitae (“CV”) and photos of Dr. Lemperle and Gottfried Lemperle as the co-founders of the Company; provided the CVs and photos must be acceptable to the Company (i.e., the CVs must be consistent in style, content and length as the CVs of the Company’s officers and directors) and the webpages must inform the reader regarding the resignation/separation of Dr. Lemperle and Gottfried Lemperle from the Company; provided, further, the Company may immediately remove the CVs if either Dr. Lemperle or Gottfried Lemperle are charged criminally for a violation of the FDA’s rules or regulations or any other federal or state law that may cause adverse publicity for the Company or the Company’s Board of Directors determine that Dr. Lemperle has materially breached any term of this Agreement, including the covenants set forth in Section 4 above.
          13.4 Emails to Dr. Lemperle. Until February 28, 2007, the Company and Dr. Lemperle agree that the Company will automatically notify the senders of emails sent to the email address slemperle@artesmedical.com that Dr. Lemperle has resigned from the Company. The notification will provide the sender with contact information for the Company, if the sender desires to communicate about a matter related to the Company, its business or its products, and an email address for Dr. Lemperle (Stefan@slemperle.com), if the sender has a personal matter for Dr. Lemperle, unrelated to the Company, its business or products. After February 28, 2007, the Company and Dr. Lemperle agree that the Company may turn off the slemperle@artesmedical.com address.
     14. General Release.
          14.1 General Release by Dr. Lemperle. In consideration of the mutual promises and covenants contained herein, Dr. Lemperle for himself, his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and each of their respective fiduciaries, predecessors, successors, officers, directors, stockholders, attorneys, agents, employees and assigns (collectively, the “Company Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Dr. Lemperle’s equity ownership in the Company, Dr. Lemperle’s employment with the Company or the cessation of that employment, Dr. Lemperle’s assignment of intellectual property to the Company, or Dr. Lemperle’s service as an officer or director of the Company or the cessation of that service; provided, however, that nothing herein shall release the Company Releasees from any obligations, representations, warranties or other duties under this Agreement or impair the right or ability of Dr. Lemperle or any of the Lemperle Releasees to enforce the terms thereof.
          14.2 General Release by the Company. In consideration of the mutual promises and covenants contained herein, the Company and the Company Releasees fully and forever release and discharge Dr. Lemperle and his descendants, dependents, executors, administrators, attorneys and agents (collectively, the “Lemperle Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to Dr. Lemperle’s employment with the Company or Dr. Lemperle’s service as an officer or director of the Company; provided, however, that nothing herein shall release the Lemperle Releasees from any obligations, representations, warranties or other duties under this Agreement or the Intellectual Property Agreements (including, but not limited to, Section 6) or impair the right or ability of the Company or any of the Company Releasees to enforce the terms thereof.
          14.3 Knowing Waiver of Employment Related Claims. Dr. Lemperle understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue against any of the Company Releasees any and all remedies available to him under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Notwithstanding the foregoing, nothing in this Agreement affects Dr. Lemperle’s right to indemnification pursuant to California Labor Code Section 2802 as a result of his services as an officer and director of the Company, or prohibits Dr. Lemperle from filing a charge with any relevant Federal, State or local administrative agency, but Dr. Lemperle agrees not to participate in, and agrees to waive his rights with respect to any monetary or other financial relief arising from any such administrative proceeding.
          14.4 Waiver of Civil Code § 1542. Dr. Lemperle (on his behalf and on behalf of the Lemperle Releasees) expressly waives any and all rights and benefits conferred upon him by Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Dr. Lemperle (on his behalf and on behalf of the Lemperle Releasees) expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which Dr. Lemperle may have against the Company or any of the other Company Releasees.
     Similarly, the Company (on its behalf and on behalf of the Company Releasees) expressly waives any and all rights and benefits conferred upon it by Section 1542 of the Civil Code of the State of California, which states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
The Company (on its behalf and on behalf of the Company Releasees) expressly agrees and understands that the release given by it pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which the Company may have against Dr. Lemperle or any of the other Lemperle Releasees.
     15. Severability of Release Provisions. The parties agree that if any provision of the release given by Dr. Lemperle or the Company, respectively, under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.
     16. Promise to Refrain from Suit or Administrative Action. Dr. Lemperle promises and agrees that he will never sue the Company or any of the other Company Releasees, or otherwise participate in any legal or administrative proceedings against the Company or any of the other Company Releasees or in any way facilitate or encourage any third party, employee or stockholder to sue the Company or any of the other Company Releases, with respect to any claim covered by the release provisions of this Agreement.
     17. Confidentiality of Agreement. Dr. Lemperle promises and agrees that, unless compelled by legal process, he will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that he may disclose this information to his spouse and to his attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Dr. Lemperle has consulted such professional advisors. Dr. Lemperle expressly promises and agrees that, unless compelled by legal process, he will not disclose to any present or former employees of the Company the fact or the terms of this Agreement. Similarly, the Company promises and agrees that, unless required under the rules and regulations of the SEC (as determined by the Company based on the advice of its corporate counsel) or compelled by legal process, it will not disclose to others and will keep confidential both the fact of and the terms of this Agreement, including the amounts referred to in this Agreement, except that it may disclose this information to its attorneys, accountants and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which the Company has consulted such professional advisors.
     18. Integrated Agreement. The parties acknowledge and agree that no promises or representations were made to them concerning the subject matter of this Agreement which do not appear written herein and that this Agreement contains the entire agreement of the parties on the subject matter thereof. The parties further acknowledge and agree that parol evidence shall not be required to interpret the intent of the parties.
     19. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily and without coercion.

     20. Waiver, Amendment and Modification of Agreement; Assignment. The parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be.
     21. Representation by Counsel.
          21.1 Dr. Lemperle acknowledges and agrees that he has had the right and sufficient opportunity to be represented by counsel of his own choosing. Dr. Lemperle further acknowledges and agrees that Heller Ehrman LLP (“Heller Ehrman”) is legal counsel for the Company solely, and that he is not relying on the Company or Heller Ehrman for legal advice regarding this Agreement. The parties further acknowledge that they have entered into this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party or parties, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.
          21.2 Contingent upon this Agreement becoming effective as provided in Section 29 of this Agreement and upon Dr. Lemperle’s satisfaction of the requirements set forth in Sections 7 and 8 of this Agreement, the Company agrees to reimburse Dr. Lemperle for the legal fees paid to his legal counsel for services rendered on his behalf in connection with this Agreement, provided that Dr. Lemperle or his counsel shall provide to Company redacted copies of such legal fee invoices; and provided that the total amount of reimbursement for such fees shall not exceed $35,000 in any event.
     22. California Law. The parties agree that this Agreement and its terms shall be construed under California law, without reference to rules of conflicts of law.
     23. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.
     24. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.
     25. Return of Company Property.
          25.1 Dr. Lemperle has returned to the Company all of his access keys and electronic passes to the Company’s premises, his Company laptops and computers, his blackberry, all Company records in his possession, and all samples of ArteFill and Skin Test syringes. It is understood and agreed that Dr. Lemperle shall return all other property in his possession which belongs to the Company immediately upon demand therefor. Dr. Lemperle specifically promises and agrees that he shall not retain copies of any company documents or files following the termination of this Agreement.

          25.2 The Company has returned or agrees to return Dr. Lemperle’s personal property set forth on Schedule B hereto.
     26. Attorneys’ Fees. Subject to the provisions of Section 21.2 above, each party shall be responsible for its own legal fees incurred in connection with the entering into of this Agreement.
     27. Period to Consider Terms of Agreement. Dr. Lemperle acknowledges that this Agreement was first presented to him on November 17, 2006 , that the terms of this Agreement have been negotiated by counsel for both parties, and that he is entitled to have 21 days’ time in which to consider the Agreement. Dr. Lemperle acknowledges that he understands that he has the right to obtain the advice and counsel from the legal representative of his choice, and that he executes this Agreement having had sufficient time within which to consider its terms. Dr. Lemperle represents that if he executes this Agreement before 21 days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period.
     28. Revocation of Agreement. Dr. Lemperle understands that after executing this Agreement, he has the right to revoke it within seven (7) days after his execution of it. Dr. Lemperle understands that this Agreement will not become effective and enforceable unless the seven day revocation period passes and Dr. Lemperle does not revoke the Agreement in writing. Dr. Lemperle understands that this Agreement may not be revoked after the seven day revocation period has passed. Dr. Lemperle understands that any revocation of this Agreement must be made in writing and delivered to the Company (to the attention of the Company’s Chief Legal Officer) within the seven day period, and that if he does so revoke the Agreement, he shall not be entitled to receive any of the benefits described herein.
     29. Effective Date. This Agreement shall become effective on the eighth (8th) day after execution by Dr. Lemperle, so long as Dr. Lemperle has not revoked it within the time and in the manner specified in Section 28 of this Agreement.
     30. Injunctive Relief; Consent to Jurisdiction. Dr. Lemperle acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of his obligations under this Agreement. Dr. Lemperle therefore agrees that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. Dr. Lemperle hereby submits to the jurisdiction and venue in the federal district court for the Southern District of California and in the courts of the State of California in San Diego County, California. Dr. Lemperle further agrees that service upon him in any such action or proceeding may be made by first class mail, certified or registered, to Dr. Lemperle’s address as last appearing on the records of the Company.
     31. Notice. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. If notice is to be provided to the Company, Dr. Lemperle shall use the Company’s primary office location; and if notice is to be provided to Dr. Lemperle, the Company shall use Dr. Lemperle’s address as listed in the Company’s payroll records. Any payments made by the Company to Dr. Lemperle under the terms of this Agreement shall be delivered to Dr. Lemperle either in person or at the address as listed in the Company’s payroll records.
     32. Arbitration. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in San Diego, California in accordance with the then-current employment rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.
     33. Survival. Sections 1.1, 4, 5.4, 5.6, 6, 7, 8 and 11 through 33 shall survive termination or expiration of this Agreement.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates below:

Dated: November 17, 2006	/s/ Stefan M. Lemperle, M.D.
Stefan M. Lemperle, M.D.

ARTES MEDICAL, INC.

Dated: November 17, 2006	By	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Executive Chairman of the Board

ACKNOWLEDGED AND AGREED:

CREATIVE MICROSPHERES, INC.

By:	/s/ Seyed Hadi Sadr

Name:	Seyed Hadi Sadr

Its:	President

Dated: November 17, 2006
[SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE]

Exhibit A
Press Release re Resignation
Intentionally Omitted

Exhibit B
Termination Agreement with Gottfried Lemperle
Intentionally Omitted

Exhibit C
Separation Agreement and Release
with Gottfried Lemperle
Intentionally Omitted

Exhibit D
Warrant Amendments
Intentionally Omitted

Exhibit E
Voting Agreement

Exhibit E
VOTING AGREEMENT
     This Voting Agreement (this “Agreement”) is entered into as of November 17, 2006 (the “Effective Date”), by and between Artes Medical, Inc., a Delaware corporation (“Artes Medical”), Stefan Lemperle, M.D., a resident of the State of California (“Dr. Lemperle”) and Creative Microspheres, Inc. (“CMI”). Artes Medical, Dr. Lemperle and CMI are collectively referred to hereon as the “Parties.”
RECITALS
     A. This Agreement is executed and delivered by the Parties hereto in connection with that certain Separation Agreement and General Release between Artes Medical and Dr. Lemperle (the “Separation Agreement”).
     B. As of the Effective Date, Dr. Lemperle and CMI own or hold the securities of Artes Medical set forth on Exhibit A attached hereto (collectively, the “Securities”). The Securities and all shares of voting stock (including any other securities with voting rights) of Artes Medical that may hereafter be acquired or beneficially owned (directly or indirectly) by Dr. Lemperle and/or CMI are collectively referred to herein as the “Voting Shares.”
     C. Dr. Lemperle is the beneficial owner of all shares held by (or purchasable) by CMI as set forth in Exhibit A.
     D. The obligations of Artes Medical in the Separation Agreement are conditioned upon the execution and delivery of this Agreement.
     E. To induce Artes Medical to consummate the transactions contemplated in the Separation Agreement, Dr. Lemperle and CMI desire to provide for the voting of the Voting Shares in accordance with the agreements, terms and conditions set forth in this Agreement.
AGREEMENT
     In consideration of the mutual promises and covenants set forth herein and in the Separation Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
     1. Voting of Shares. During the term of this Agreement, Dr. Lemperle and CMI hereby unconditionally agree to vote all of the Voting Shares held by or beneficially owned (directly or indirectly) by Dr. Lemperle or CMI in the manner directed by the majority vote of the Nominating and Corporate Governance Committee of the Board of Directors of Artes Medical (the “Committee”) in any election of directors and upon any and all matters in question (including, but not limited to, waivers of contractual or statutory rights) which may be brought before the stockholders of Artes Medical (or any class(es) or series of stockholders of Artes Medical) at any stockholders’ meeting or by other means for consent, including any written consent (including, waivers of contractual or statutory rights) of stockholders.

     2. Successors in Interest. The provisions of this Agreement shall be binding upon the successors in interest to any of the Voting Shares. Neither Dr. Lemperle nor CMI shall transfer (including, any offer, pledge, contract to sell, contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of), directly or indirectly, any of the Voting Shares unless and until the person to whom such Voting Shares are to be transferred shall first have executed a written agreement with Artes Medical, substantially in the form of this Agreement and as agreed to by Artes Medical, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a party hereunder.
     3. Legend.
          a. Each certificate representing any of the Voting Shares (including certificates issued upon exercise of outstanding options and warrants) shall bear a legend (the “Legend”) reading as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE FROM THE ISSUER). BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH VOTING AGREEMENT.”
          b. Except as otherwise provided herein, Artes Medical agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance or otherwise), the Legend from any such certificate and will place, or cause to be placed, the Legend on any new certificate issued to represent the Voting Shares theretofore represented by a certificate carrying the Legend.
     4. No Revocation. This voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.
     5. Termination. This Agreement shall terminate upon the first to occur of (i) one year from the Effective Date or (ii) the closing date upon which Artes Medical consummates its first sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended.
     6. Further Assurances. Each of the Parties hereto shall execute and deliver all additional documents and instruments and shall do any and all acts and things reasonably requested in connection with the performance of its obligations undertaken in this Agreement.
     7. Stock Splits, Stock Dividends, Etc. In the event of a stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to the Voting Shares shall become subject to this Agreement and shall be endorsed with the Legend.

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     8. Representations.
          (a) Dr. Lemperle and CMI hereby represent and warrant that: (1) the execution, delivery and performance of this Agreement and any instrument required hereunder are not in conflict with the terms of any instrument or agreement to which he is a party or by which he is bound or affected; (2) this Agreement is a legal, valid and binding agreement of Dr. Lemperle and CMI, enforceable against such Parties in accordance with its terms; (3) neither Dr. Lemperle nor CMI will take any action inconsistent with the purposes of this Agreement; (4) on the Effective Date, Dr. Lemperle and CMI are the beneficial owners of the Voting Shares set forth on Exhibit A; (5) on the Effective Date, the Voting Shares were free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (6) the statements set forth in Recitals B and C above are true and correct; and (7) on the Effective Date, Dr. Lemperle and CMI did not beneficially own any securities of Artes Medical other than as set forth on Exhibit A.
          (b) Artes Medical hereby represents and warrants that: (1) it has full power and authority to enter into this Agreement and to carry out the provisions hereof; (2) this Agreement constitutes a valid and legally binding obligation of Artes Medical, enforceable in accordance with its terms; (3) the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which Artes Medical is a party, or by which it may be bound; and (4) Dr. Lemperle is entitled to receive such additional securities as provided for in Section 9 of the Separation Agreement, which securities are not included on Exhibit A hereto.
     9. Enforceability/Severability. The Parties hereto agree that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall nevertheless be held to be prohibited by or invalid under applicable law, (a) such provision shall be prohibited or invalid only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement and (b) the Parties shall, to the extent permissible by applicable law, amend this Agreement, or enter into a voting trust agreement under which the Voting Shares shall be transferred to the voting trust created thereby, so as to make effective and enforceable the intent of this Agreement.
     10. Governing Law. This Agreement will be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without respect to any applicable conflict of law rules.
     11. Counterparts. This Agreement may be executed in one or more counterparts and the signatures delivered by telecopy, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument and delivered in person.
     12. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient or, if not sent during normal business hours, then on the next business day; (c)

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three days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.
     13. Remedies.
          a. Irrevocable Proxy. Dr. Lemperle and CMI hereby constitute and appoint each of the then serving members of the Committee, and each of them, with full power of substitution, as the proxies of Dr. Lemperle and CMI with respect to the matters set forth herein, and hereby authorizes each of them to represent and to vote, if and only if Dr. Lemperle and/or CMI attempt to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all of the Voting Shares held by Dr. Lemperle and CMI as directed by a majority of the then serving members of the Committee pursuant to and in accordance with the terms and provisions of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of Artes Medical in connection with the transactions contemplated by the Separation Agreement and this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 5 hereof. Dr. Lemperle and CMI hereby revoke any and all previous proxies with respect to the Voting Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 5 hereof, purport to grant any other proxy or power of attorney with respect to any of the Voting Shares, deposit any of the Voting Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Voting Shares, in each case, with respect to any of the matters set forth herein.
          b. Specific Enforcement. Dr. Lemperle and CMI each acknowledge and agree that Artes Medical will be irreparably damaged in the event any of the provisions of this Agreement are not performed by Dr. Lemperle and CMI in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Artes Medical and shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.
          c. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to Artes Medical, shall be cumulative and not alternative.
     14. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Dr. Lemperle and CMI (including transferees of any of the Voting Shares).
     15. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each of the Parties. Any amendment or waiver so effected will be binding upon any assignee or transferee thereof.

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     20. Representation by Counsel. Dr. Lemperle and CMI each acknowledge and agree that they have had the right and sufficient opportunity to be represented by counsel of their own choosing. Dr. Lemperle and CMI further acknowledges and agrees that Heller Ehrman LLP (“Heller Ehrman”) is legal counsel for Artes Medical solely, and that they are not relying on Artes Medical or Heller Ehrman for legal advice regarding this Agreement.
     16. Entire Agreement. This Agreement and the Separation Agreement contain the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof except as expressly referred to herein.
[SIGNATURE PAGE TO FOLLOW]

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     IN WITNESS WHEREOF, the Parties have executed this Voting Agreement as of the date first written above.

Artes Medical, Inc.

By:	/s/ Christopher J. Reinhard

Name:	Christopher J. Reinhard
Title:	Executive Chairman

Stefan M. Lemperle, an Individual

/s/ Stefan M. Lemperle, M.D.

Creative Microspheres, Inc.

By:	/s/ Seyed Hadi Sadr

Name:	Seyed Hadi Sadr
Its:	President
[Signature Page to Voting Agreement]

Exhibit A
Securities
Stock. Dr. Lemperle hereby acknowledges that he individually holds 100,000 shares of Common Stock and that he beneficially owns through Creative Microspheres, Inc. 1,042,507 shares of Common Stock, 771,836 shares Series C-1 Preferred Stock and 42,338 shares of Series D Preferred Stock (collectively, the “Stock”).
Options. In addition, Artes Medical has granted Dr. Lemperle the following options (the “Stock Options”) to purchase the indicated shares of Common Stock at the indicated exercise price:

Option Grant	Number of	Per Share
Date	Shares	Exercise Price
Nov. 16, 2001	300,000	$0.35
June 30, 2006	200,000	$1.85
Total:	500,000
Warrants. In addition, Dr. Lemperle holds a warrant to purchase 20,000 shares of Common Stock at an exercise price of $1.25 per share and beneficially owns a warrant through Creative Microspheres, Inc. to purchase 743,005 shares of Series C-1 Preferred Stock at an exercise price of $1.00 per share (collectively, the “Warrants”).

Exhibit F
IPO Lock-Up Agreements
Intentionally Omitted

Exhibit G
Confidentiality Agreements and Employee/Officer/Consultant Invention Agreements
Intentionally Omitted

Schedule A
Stockholders to Contact re IPO Lock-Up Agreements
Intentionally Omitted

Schedule B
Lemperle Personal Property
Paintings from his former office*
Personal effects (delivered on November 17, 2006)
Personal papers (delivered on November 17, 2006)

(*Dr. Lemperle shall be responsible for hiring a third party and paying such third party to remove the artwork from his former office, packing the artwork for delivery and transporting the artwork from the Company’s headquarters to Dr. Lemperle’s residence in San Diego.)